                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION      OMB APPROVAL
                             WASHINGTON, D.C. 20549
                                                           OMB Number: 3235-0145
                                   SCHEDULE 13D            Expires: December
                                                           31, 2005
                          UNDER THE SECURITIES EXCHANGE    Estimated average
                                   ACT OF 1934             burden hours per
                                (AMENDMENT NO. 3)          response ....11

                           VITALSTREAM HOLDINGS, INC.

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                                (Name of Issuer)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE

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                         (Title of Class of Securities)

                                    817253107

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                                 (CUSIP Number)

                          DOLPHIN EQUITY PARTNERS, L.P.
                        750 LEXINGTON AVENUE, 16TH FLOOR
                            NEW YORK, NEW YORK 10022
                        ATTENTION: MR. RICHARD J. BREKKA
                               TEL: (212) 446-1600

                                 WITH A COPY TO:

                              KIRKLAND & ELLIS LLP
                                CITIGROUP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                         ATTENTION: MR. JOHN KUEHN, ESQ.
                               TEL: (212) 446-4821

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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 13, 2004

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             (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 817253107                   13D                           Page 2 of 10
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                          [ ]

6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
    NUMBER OF     7     SOLE VOTING POWER

     SHARES             12,362,369 shares of common stock (including 2,102,476
                        shares of common stock issuable upon exercise of
  BENEFICIALLY          warrants)
                  --------------------------------------------------------------
   OWNED BY       8     SHARED VOTING POWER

     EACH               --
                  --------------------------------------------------------------
   REPORTING      9     SOLE DISPOSITIVE POWER

    PERSON              12,362,369 shares of common stock (including 2,102,476
                        shares of common stock issuable upon exercise of
     WITH               warrants)
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            12,362,369 shares of common stock
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                               [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        16.83%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN

* SEE INSTRUCTIONS.

CUSIP No. 817253107                   13D                           Page 3 of 10
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications Parallel Fund II (Netherlands), L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[X]

                                                                         (b)[ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                          [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            1,384,892 shares of common stock (including 235,696
                        shares of common stock issuable upon exercise of
   BENEFICIALLY         warrants)
                  --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER

       EACH             --
                  --------------------------------------------------------------
     REPORTING    9     SOLE DISPOSITIVE POWER

      PERSON            1,384,892 shares of common stock (including 235,696
                        shares of common stock issuable upon exercise of
       WITH             warrants)
                  --------------------------------------------------------------
                        10    SHARED DISPOSITIVE POWER

                        --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,384,892 shares of common stock
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            1.90 %
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN

* SEE INSTRUCTIONS.

CUSIP No. 817253107                    13D                          Page 4 of 10
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [X]

                                                          (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                        [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            17,596,021 shares of common stock (including 2,338,172
                        shares of common stock issuable upon exercise of
   BENEFICIALLY         warrants)
                  --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER

       EACH             --
                  --------------------------------------------------------------
     REPORTING    9     SOLE DISPOSITIVE POWER

      PERSON            17,596,021 shares of common stock (including 2,338,172
                        shares of common stock issuable upon exercise of
       WITH             warrants)
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,596,021 shares of common stock
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         23.95%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN

* SEE INSTRUCTIONS.

CUSIP No. 817253107                    13D                          Page 5 of 10
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Dolphin Communications, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [X]

                                                          (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                        [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES            17,596,021 shares of common stock (including 2,338,172
                        shares of common stock issuable upon exercise of
   BENEFICIALLY         warrants)
                  --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER

       EACH             --
                  --------------------------------------------------------------
     REPORTING    9     SOLE DISPOSITIVE POWER

      PERSON            17,596,021 shares of common stock (including 2,338,172
                        shares of common stock issuable upon exercise of
       WITH             warrants)
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        --
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      17,596,021 shares of common stock
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      23.95%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN

* SEE INSTRUCTIONS.

CUSIP No. 817253107                    13D                          Page 6 of 10
                      [Repeat following page as necessary]

1 NAMES OF REPORTING PERSONS / I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard Brekka
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [X]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

            AF
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                        [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
     NUMBER OF    7     SOLE VOTING POWER

      SHARES                  17,596,021 shares of common stock (including
                              2,338,172 shares of common stock issuable upon
   BENEFICIALLY               exercise of warrants)
                  --------------------------------------------------------------
     OWNED BY     8     SHARED VOTING POWER

       EACH                   --
                  --------------------------------------------------------------
     REPORTING    9     SOLE DISPOSITIVE POWER

      PERSON                  17,596,021 shares of common stock (including
                              2,338,172 shares of common stock issuable upon
       WITH                   exercise of warrants)
                  --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                              --
--------------------------------------------------------------------------------

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            17,596,021 shares of common stock
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            23.95%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

            PN

* SEE INSTRUCTIONS.

      This Amendment Number 3 to Schedule 13D is filed by Dolphin Communications Fund II, L.P., a Delaware limited partnership ("Dolphin Fund II"), Dolphin Communications Parallel Fund II (Netherlands), L.P. ("Dolphin Parallel II"), Dolphin Communications II, L.P., a Delaware limited partnership ("Dolphin Communications II"), Dolphin Communications, L.L.C., a Delaware limited liability company ("Dolphin LLC") and Richard Brekka, an individual ("Brekka") and amends the Schedule 13D dated October 10, 2003, as amended (the "Initial
Schedule 13D"), filed by Brekka, Dolphin Fund II, Dolphin Parallel II, Dolphin Communications II, Dolphin LLC, Epoch Hosting, Inc., a Delaware corporation, Epoch Networks, Inc., a California corporation, Epoch Holdings, Inc., a Delaware corporation, Dolphin Communications Fund, L.P., a Delaware limited partnership, Dolphin Communications Parallel Fund, L.P., a Delaware limited partnership, Dolphin Communications, L.P., a Delaware limited partnership, Dolphin Communications I, L.L.C., a Delaware limited liability company (together, the "Reporting Persons"). Capitalized terms used herein but not defined shall have the meaning ascribed thereto in the Initial Schedule 13D. This Amendment No. 3 to Schedule 13D hereby amends and supplements the Initial Schedule 13D. All items not described herein remain as previously reported in the Initial
Schedule 13D.

ITEM 4. PURPOSE OF THE TRANSACTION.

            This Amendment Number 3 to Schedule 13D is being filed solely for the purpose of correcting the amount of securities and warrants acquired and beneficially owned by the Reporting Persons, as disclosed in the Amendment Number 2 to Schedule 13D, dated June 22, 2004 (the "Second Amendment"). Pursuant to an amendment (the "Purchase Agreement Amendment") to the Purchase Agreement (as defined in the Second Amendment), and an amendment (the "Warrant Amendment") to the Warrant (as defined in the Second Amendment) Dolphin Fund II and Dolphin Parallel II purchased an aggregate of 3,456,713 shares of Common Stock of the Issuer and warrants to purchase 1,037,014 shares of Common Stock. The Purchase Agreement Amendment and the Warrant Amendment are attached hereto as Exhibits A and B, respectvely, and any description herein of the Purchase Agreement Amendment or the Warrant is qualified in its entirety by reference to Exhibits A and B.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

      See the cover pages hereto.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

      See Item 4 above.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A    --    Form of Purchase Agreement Amendment

Exhibit B    --    Form of Warrant Amendment

                                   SIGNATURES

      After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  July 15, 2004

                                 DOLPHIN COMMUNICATIONS FUND II, L.P.

                                 By:    Dolphin Communications II, L.P.,
                                        Its General Partner

                                 By:    Dolphin Communications, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard J. Brekka
                                            _________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS PARALLEL FUND
                                 II (NETHERLANDS), L.P.

                                 By:    Dolphin Communications II, L.P.,
                                        Its General Partner

                                 By:    Dolphin Communications, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard J. Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS II, L.P.

                                 By:    Dolphin Communications, L.L.C.,
                                        Its General Partner

                                        By: /s/ Richard J. Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  President

                                 DOLPHIN COMMUNICATIONS, L.L.C.

                                        By: /s/ Richard J. Brekka
                                            __________________________________
                                            Name:  Richard J. Brekka
                                            Title:  Managing Member

                                 RICHARD BREKKA

                                            /s/ Richard J. Brekka
                                            __________________________________